EXHIBIT 11


                 THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

               CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                     ($ in thousands, except per share data)


                                                            1998         1997         1996
                                                        -----------   ----------   -----------
BASIC EARNINGS PER SHARE
  Net income                                            $   26,760    $  19,113    $   12,997
  Average common shares outstanding                         13,671       13,127        12,859
                                                        -----------   ----------   -----------
Basic Earnings Per Share                                $     1.96    $    1.46    $     1.01
                                                        ===========   ==========   ===========
DILUTED EARNINGS PER SHARE *
  Net income                                            $   26,760    $  19,113    $   12,997
  Average common shares outstanding                         13,671       13,127        12,859
  Incremental common shares issuable:  stock options            19          309           196
                                                        -----------   ----------   -----------
  Average common shares outstanding assuming dilution       13,690       13,436        13,055
                                                        -----------   ----------   -----------

                                                        -----------   ----------   -----------
Diluted Earnings Per Share                              $     1.95    $    1.42    $     1.00
                                                        ===========   ==========   ===========


* Diluted earnings per share include all average common shares outstanding adjusted for the incremental dilution of outstanding stock options.